Exhibit 99.1

PRESS RELEASE
1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701	(432) 684-3727	Manager of Investor Relations
http://www.plll.com		cindyt@plll.com

PARALLEL PETROLEUM ANNOUNCES ADDITIONAL OIL HEDGES

MIDLAND, Texas, (BUSINESS WIRE), July 12, 2006 – Parallel Petroleum Corporation (NASDAQ: PLLL) today announced that on July 7, 2006, it hedged approximately 1.17 million barrels of oil associated with its estimated proved developed producing reserves. BNP Paribas and Citibank, NA are the counterparties for these derivatives, which are West Texas Intermediate (WTI) costless collars with $65.00 floors and caps ranging from $92.00 to $79.60, as shown in the table below.

	Barrels of	WTI Oil Prices
Period of Time	Oil	Floor	Cap

Oct 1, 2006 thru Dec 31, 2006	27,600	$65.00	$92.00
Jan 1, 2007 thru Dec 31, 2007	73,000	$65.00	$90.50
Jan 1, 2008 thru Dec 31, 2008	128,100	$65.00	$85.00
Jan 1, 2009 thru Dec 31, 2009	529,250	$65.00	$81.45
Jan 1, 2010 thru Oct 31, 2010	410,400	$65.00	$79.60
Total barrels of oil	1,168,350

Management Comments

Larry C. Oldham, Parallel’s President and CEO, stated, “We are very pleased with these costless collars, which will help protect the Company’s net cash provided by operating activities.”

The Company

Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the acquisition, exploration, development and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the Company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, weaknesses in our internal controls, the inherent variability in early production tests, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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